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                                                                EXHIBIT 99(D)(2)

                  FORM OF NON-QUALIFIED STOCK OPTION AGREEMENT

((Date))


((FirstName))((LastName))
((Address1))
((City)),((State))((PostalCode))

Dear ((FirstName)):

You are granted, effective as of ((Effective)) (the "Option Grant Date"), options (the "Options") to purchase shares of common stock, $0.001 par value (the "Options Shares"), of Ventiv Health, Inc. (the "Corporation"), pursuant to the Ventiv Health, Inc. 1999 Stock Incentive Plan (the "Plan"). The Options are subject to the terms and conditions set forth below and in the Plan, which is attached hereto as Exhibit A and made a part of this Stock Option Agreement (the "Agreement"). Capitalized terms used in the Agreement have the same meaning as defined in the Plan.

1.       Exercise Price:  $((ExercisePrice)) per Option Share.
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a.       Number of Option Shares: ((SharesGranted))
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b.       Type of Option:  Nonqualified  Stock Option (i.e.,  an option which isX
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         Code).

c.       Vesting: The options will become vested in accordance with the
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         completed only if you change your mind once you have following schedule:

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         Period of Continuous Employment        Cumulative Percentage of Option
         From Option Grant Date                           Shares Vested

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     Any options which have not vested as of the date of termination for any reason, including death or disability, shall terminate and be forfeited by you.

2.   Exercise of Option: Exercise must be made by delivery to the Corporation at
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     its principal executive office of a Notice of Exercise, which is attached hereto as Exhibit B, signed by the Optionee that states the number of shares to be purchased and accompanied by payment of the Exercise Price for the shares to be purchased. The Exercise Price must be paid in cash or any other method provided by Section 7.1(c) of the Plan.



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((FirstName))((LastName))
Page 2
((Date))

3.   Registration Under Federal and State Securities Laws: These Options may not
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     be exercised and the Corporation is not required to deliver Option Shares unless such Option Shares have been registered under Federal and applicable state securities laws, or are then exempt from such registration requirements.

4.   Forfeiture of Options: These Options are subject to forfeiture in
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     accordance with Section 7.1(i) of the Plan.

5. Expiration Date: The Options expire three months after termination of employment, except if the Optionee terminates employment by reason of death or Disability, in which case the vested portion of the Options expire one year after termination of employment. Subject to earlier termination as provided in this Agreement and the Plan, the Options expire on ((ExpirationDate)), unless earlier exercised.

Please acknowledge your acceptance of this Ventiv Health, Inc. nonqualified Stock Option Agreement by signing in the space below. Return the original signed Agreement and the Insider Trading Policy Acknowledgement, if you have not already signed an Acknowledgement form, in the envelope provided and retain the copy of the Stock Option Agreement for your records. Vested options are not exercisable with out a signed Agreement and Insider Trading Policy Acknowledgement on file.

The Corporation by its duly authorized officer agrees to the terms and conditions of this Agreement and of the Plan.

-------------------------------------------------------
John Emery
Chief Financial Officer, Ventiv Health Inc.


The Optionee accepts the Option subject to the terms and conditions of the Plan and this Agreement.

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((FirstName)) ((LastName))                         Date


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